EXHIBIT 10.6.1
[**] = This mark indicates portions of the text which have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such omitted text in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Così Foodservice Distribution Agreement
Schedule

DMA:	Distribution Market Advantage, Inc., 1515 Woodfield Rd.,
Schaumburg, IL 60173. Fax: 847-413-0089. Email:
bob.sala@dmasupport.com.

Distributors:	See attached exhibit entitled Distributors under Così
Foodservice Distribution Agreement

Customer:	Così, Inc., 1751 Lake Cook Rd., 6th Floor, Deerfield, IL 60015,
Attention: V.P. Food & Beverage.
Fax: 847-597-8884. Email: pseidman@getcosi.com

With a copy to:

Cosi, Inc., 1751 Lake Cook Rd., 6th Floor, Deerfield, IL 60015,
Attention: General Counsel, Fax: (847) 580-4964,
Email: vbaue@getcosi.com

Restaurant Concepts:	Così

Units:	See attached exhibit entitled Units under Così
Foodservice Distribution Agreement

Products:	Item
Dry Groceries
Meat, Poultry and Seafood
Refrigerated and Dairy
Other Frozen
Produce
Beverages (does not include dispensing equipment and/or service)
Paper/Disposables
Supplies and Equipment
Chemicals

Unit of Sale:	(a) A unit of sale is each full case of Products. (b) If less than a full case of Products is sold, then each separate item within the case is a unit of sale. For example, if 3 cans out of a case containing 6 cans are sold, the transaction counts as 3 units of sale.

Selling Margin:	[ ** ] per unit of sale. If, on the first delivery date a fuel surcharge is required, the surcharge amount will be added to the Selling Margin.

Diesel Fuel Adjustment:	[ ** ]

CPI Adjustment:	[ ** ]

Date of Agreement:	November 1, 2005

Term:	Five (5) years, commencing as of the Date of Agreement.

Key Performance Indicators:

To be performed by Customer:

All Orders Placed With e-Advantage®	100%

Maximum Deliveries Per Unit Per Week:	2 per week

Minimum System Average Selling Margin in Dollars per Delivery:	[ ** ]

Payment Terms:	Net 14 days from receipt of Products

To be performed by Distributor:

Distribution Center Warehouse Inspection/Audit Score	80% or better
(assigned by third party inspection service, such as ABI or
Siliker Labs, chosen by mutual agreement of the parties)

Non Key Stop Deliveries within 1 hour of scheduled time:	90%

Key Stop Deliveries delivered before 5:30 AM:	95%

Fill Rate (Distribution Center with 5, or more, Units):	99%

Table of Contents

1.	Primary Distributors.
2.	Term of Agreement.
3.	Units.
4.	Account Management.
5.	Usage Reports and Data.
6.	Ordering Procedures.
7.	Deliveries.
8.	Procedures Manuals.
9.	Pricing.
10.	Manufacturer Contracted Cost.
11.	Adjustments.
12.	Proprietary Products.
13.	Invoicing and Payment Terms.
14.	Key Performance Indicators.
15.	Price Audit.
16.	Credit and Collection.
17.	Termination.
18.	Warranties.
19.	Indemnification and Claim Limitations.
20.	Confidentiality.
21.	Distributor Liability.
22.	Force Majeure.
23.	Contract Interpretation.
24.	General.
DMA and Distributors (“we” or “us” or “our”) agree to furnish foodservice distribution of the Products and related services to Customer (“you” or “your”) for the Restaurant Concepts located at the Units during the Term of this Agreement as follows. Capitalized terms are defined either in the Schedule or in the section where first used.
1.	Primary Distributors.
1.1.	We accept your appointment as your primary distributor for the Restaurant Concepts operated at the Units. We will sell and you will purchase all of your agreed upon requirements for the Products at the Units from us during each calendar quarter of the Term.

1.2.	You acknowledge that DMA is solely the marketing and coordination organization for the Distributors, and that the Distributors, and not DMA, will sell and deliver the Products to you. Accordingly, you acknowledge that all of our rights and obligations under this Agreement are rights and obligations of the Distributors, and not DMA, unless specified otherwise.
2.	Term of Agreement. Our obligation to furnish foodservice distribution of the Products and related services will be in effect for the Term specified in the Schedule. The Term may be renewed for successive one-year periods thereafter with an authorization signed by you and

DMA giving mutual notice of renewal at least 90 days prior to the end of the Term specified in the Schedule or any successive one-year period.

3.	Units.
3.1.	You have the right to add Units within our then current distribution service areas by notice to us. A map is in the Appendix. DMA will furnish you with a description or map of each Distributor’s service area at the commencement of the Term of this Agreement, and thereafter upon your request.

3.2.	You have the right to request us to add Units outside of our then current distribution service areas. Upon your request, DMA will use commercially reasonable efforts to solicit a distributor to service the outside Units from among the Distributors, other DMA distributors not a party to this Agreement, or other distributors in the area.

3.3.	Any of the Units which you do not own or manage (i.e. franchisees) will be required to sign an Acceptance of this Agreement in the form we provide, prior to making purchases under this Agreement. Credit terms offered to those Units will be independently determined by the Distributors serving them, but in no case shorter than net 14 days from receipt of Products.
4.	Account Management.
4.1.	DMA will serve as the central contact for the administration of this Agreement.

4.2.	DMA will appoint an Account Executive as your single contact to manage this program. Sales professionals from each Distributor will be responsible to the DMA Account Executive for the purposes of this program. DMA will also appoint a Program Account Manager to expedite communications within the program.

4.3.	Each Distributor will assign an Account Executive and Customer Service Representatives to each Unit, and it will be their responsibility to maintain contact with the Unit with regard to service levels.

4.4.	DMA will coordinate the implementation and maintenance of this program between the Distributors and you, including development of a transition plan, program planning and meetings, development of order guides, development of procedures manuals for the Units, implementation of manufacturer contracts for contracted Products, and review of service levels, inventory management, and problem resolution between our distribution centers and you.

4.5.	DMA will serve as the “clearing house” for program communications such as Product requirements, Unit changes, new Product rollouts, inventory issues, Product code changes and any other issues requiring system wide communications.

4.6.	DMA will schedule business review meetings at least once per year to review performance against your goals and requirements, and the status of the Key Performance Indicators described in the Schedule.
5.	Usage Reports and Data.
5.1.	You will be furnished at no additional charge with our standard usage reports generated by e-Advantage®, our web based order entry and reporting system. DMA will make customized reports available to the extent practicable, but such reports will be at specified, mutually agreed additional cost to you.

5.2.	Upon your request, DMA will provide Information to a third party you specify for the purpose of information analysis, order placement or processing, or supplier rebate application. Information means usage reports, data, and other information regarding this program provided by DMA to you or the third party. The Information will be made available in our standard formats. All Information we send to the third party is for your sole use. Neither party will sell, utilize, or disclose the Information to anyone other than the parties to this Agreement and the third party designated in writing by you. Prior to providing any Information to the third party, the third party will sign a Confidentiality Agreement, in a form reasonably requested by DMA.

5.3.	All of the transactional data you provide contained in the reports provided by DMA and the Distributors to you and your third-designees is owned by you and is your property. The report formats are owned by DMA and the Distributors and are the property of DMA and the Distributors.

5.4.	DMA will use commercially reasonable efforts to collect and process Information in an accurate manner and will correct any errors, omissions, or defects in the Information within 30 days after notice of the error, omission, or defect from you. The correction methods and procedures will be determined by mutual agreement of DMA and you. However, neither DMA nor the Distributors are liable for any loss, damage, or expense arising from or related to:
5.4.1.	Loss or corruption of data;

5.4.2.	Errors in data mapping or data input;

5.4.3.	Errors, omissions, or defects in the Information not described in a notice from you;

5.4.4.	Any action or failure to take action by you in reliance on the Information.

5.4.5.	Nothing in this section (5.4) modifies the rights of either party as outlined in Section 15 (Price Audit) below.
6.	Ordering Procedures.
6.1.	Order guides will be available, as you elect and direct, to you and to each Unit on e-Advantage®, to facilitate order placement. Order guides will be categorized utilizing your chart of accounts.

6.2.	In order to permit us to capture efficiencies in the supply chain for you, you agree that each of your Units will place orders electronically. A standardized order entry format approved by you will be implemented across all our distribution centers.

6.3.	Orders placed via any non-electronic method (e.g. phone, fax, mail, etc.) will incur a [ ** ] added charge on the Unit’s invoice for that order.

6.4.	Skip day deliveries will be implemented as necessary with advance notification.

6.5.	[ ** ].
7.	Deliveries.
7.1.	We will make deliveries to your Units at the frequency specified in the Schedule, unless we specify otherwise with your approval at time of order, excluding holidays with prior approval.

7.2.	The delivery schedules prepared by each Distributor will take your needs and preferences into account. The delivery schedules may be modified from time to time by us with your approval which is not to be unreasonably withheld, with reasonable notice to the affected Units.

7.3.	Key drop schedules will be developed for the Units, where allowed by building and municipal code. Normal delivery windows, with the exception of Units that are closed for business on the day of delivery, will be 10:00 PM to 11:00 AM and 2:00 PM to 5:00 PM seven (7) days per week.
7.3.1.	We recognize that some Units may have delivery restrictions imposed by public authority and/or an outside landlord. We will work to accommodate such circumstances when notified by you and to the extent practicable. Should such accommodation require additional expense on our part, such expense shall be discussed with you and may be added to each invoice as an additional charge for that Unit or handled in some other manner as mutually agreed.

7.3.2.	You will provide lock, key and alarm changes as well as key(s) via overnight delivery or other means acceptable to us, at your expense, to us at least forty-eight (48) hours prior to next dispatch. The procedures manual will set forth further policies on key drops, including (as appropriate) key drop bonding, alarm violations, loss of keys, etc.
7.4.	[ ** ]

7.5.	[ ** ]

7.6.	Except as otherwise provided in the last sentence of Section 7.5, if a Distributor makes a key drop delivery to a Unit, the Unit will be conclusively deemed to have received and accepted the type and quantity of Products shown on the Distributor’s invoice or delivery list left with the Products, unless the Unit gives the Distributor notice, via fax or some other mutually agreed upon method, of non-conforming Products, or shortage, loss, or damage, by 2 p.m. the day of delivery. Given notice, as outlined in this paragraph, Distributor will (via fax or some other mutually agreed upon method) acknowledge such notice by 5:00 PM the day of delivery. A key drop delivery means a delivery made by a Distributor to a Unit when none of the Unit’s employees in charge of receiving is present.

7.7.	If no notice of non-conforming Products, or shortage, loss, or damage of Products is given by the times specified in this Agreement, you waive any right to assert such matters.

7.8.	If there is a shortage of Products at any distribution center, we will notify you, and we reserve the right to allocate Products distributed by us among all of our customers, subject to your prior approval.

7.9.	[ ** ]

7.10.	Our product recall information is addressed in the procedures manual and contains a list of emergency contacts.

7.11.	Products purchased under either the Cosi label or products specifically manufactured for Cosi may not be sold and/or disposed of without written agreement by Cosi.
8.	Procedures Manuals.
8.1.	Each Distributor will supply you and each Unit the Distributor serves with a detailed procedures manual utilizing a common DMA format. A copy is in the appendix The procedures manual will cover key contacts at the distribution center that service the Unit, the e-Advantage® system (if you elect and direct), and the Distributor’s procedures for ordering, delivery schedules, delivery procedures, key drops, receiving, credit memos, pick-ups, Product returns, recalls, etc.

8.2.	The procedures manuals will establish the course of performance, course of dealing, and usage of trade between you and us. Each procedures manual will be updated any time a change in procedures is made.
9.	Pricing.
[ ** ]
10.	Manufacturer Contracted Cost.
10.1.	You have the right to negotiate your Cost of a Product directly with the Product’s Manufacturer. Manufacturer agreements include agreements establishing the guaranteed Cost the Manufacturer will charge us for Products to be resold to you, and agreements granting Allowances to you. Allowances are off-invoice allowances, bill-backs, and other special arrangements granted by a Manufacturer to you.

10.2.	The contract Cost you negotiate will be used to calculate the Price of the Product, so long as we have been notified appropriately, regardless of our Cost.

10.3.	We will provide for a Manufacturer Allowance for a Product by deducting the Allowance value from the Price of the Product.

10.4.	You must provide us with copies of the agreements you have with Manufacturers for the purchase of Products, and also complete our forms for contracted Cost. The agreements and forms must be transmitted to us by email or electronically. If we do not receive the copies and completed forms, we will default to calculating the Price of the contracted Products using our actual Cost as described in the Pricing section. You must submit revisions in the contract Cost to us by the 15th of the month to be valid for the next month. If we fail to receive the revisions by that date, no change in the contract Cost will be made for the next month. If the contract Cost previously provided has expired, or if no prior contract Cost has been provided, we will default to calculating the Price of the Products (no longer considered “contracted Products”) using our actual Cost as described in the Pricing section. We will notify you of a contract Manufacturers denial of part, or all, of any “bill back” expected as a result of the contracts you have provided us.

10.5.	We are not responsible for inaccuracies, errors, or omissions made by your contracting Manufacturer in the billing of the pricing and Allowances, and your sole remedy for any inaccuracies, errors, or omissions shall be against the Manufacturer. If we become aware of such circumstances, we will notify you of same.

10.6.	If your contracting Manufacturer provides both the Product which you specified, and also an equivalent Product which is branded to a Distributor, that Distributor has the right to provide its equivalent branded Product to you so long as: (1) you have approved the equivalent branded Product for purchase; (2) the Manufacturer agrees that the contracted pricing can be applied to the equivalent branded Product; and (3) the equivalent branded Product is stocked by a Distributor servicing any Unit.

11.	Adjustments.
[ ** ]
12.	Proprietary Products.
12.1.	We will maintain an inventory of Proprietary Product items.

12.2.	Proprietary Products are Products that would not otherwise be brought into the inventory of a distribution center except for your requirements. Proprietary Products include Products with your label or logo, special order Products, test Products, menu special Products, seasonal Products, Products branded to a Distributor (if you designate that the Product must be procured from a specific Manufacturer), and Products requested by Cosi. Proprietary Products are determined by distribution center and agreed to by Cosi, and what is a Proprietary Product in one distribution center may or may not be a Proprietary Product in another distribution center. Proprietary Products include Products that have been purchased, transferred, or consigned for your account that we have in inventory, in transit, or for which non-cancelable orders have been placed.

12.3.	You must notify DMA, in writing, to stock or discontinue Proprietary Products using DMA’s standard form or a mutually acceptable alternative.

12.4.	If you specify a particular Manufacturer for your Proprietary Products which is not currently authorized by a Distributor, then the Manufacturer will be required to complete the Distributor’s standard Manufacturer documentation before purchases can be made for resale to you. Manufacturer documentation includes agreements regarding indemnification, insurance coverage, and applicable pure food guarantees. If the Manufacturer does not provide the documentation required by a Distributor, DMA will notify you, and then you indemnify the Distributor and its employees, officers and directors from all loss, damage, and expense (including reasonable attorney’s fees) for personal injury or property damage arising from or related to the delivery, sale, use or consumption of the Proprietary Products, except to the extent caused by the Distributor’s negligence, or the negligence of its employees or agents.

12.5.	Proprietary Products will be stocked in quantities not to exceed 31 days’ supply in each of our distribution centers.

12.6.	You will purchase at least 7 units of sale of each Proprietary Product per week from each of our distribution centers, and we will notify you if you fail to do so. If you fail to increase purchases of the Proprietary Product to that minimum in the 30 days after our notice, then you will do one of the following: (1) discontinue the Proprietary Product; (2) select an alternative Product regularly stocked by the distribution center; (3) order the product on a “special order” basis; or (4) procure the Proprietary Product from another source, such as direct shipment from the Manufacturer.

12.7.	No Product substitutions for Proprietary Products will be made without the approval of your authorized representative. Any approved substitute Products will be sold at the Price calculated for the substitute Product as described in the Pricing section, just like any other Product. If a substitute is due to Distributor error, the substitute will be priced at, or below, Proprietary Products’ price for equivalent case pack.

12.8.	If a Proprietary Product is discontinued by you, you must order or pay for any remaining inventory of the Proprietary Product from all distribution centers within 45 days after the last shipment of such Proprietary Product from a distribution center. If there are no sales of a Proprietary Product for 30 consecutive days from a distribution center, you must order or pay for any remaining inventory of the Proprietary Product from the distribution center within 45 days after notice from us. The Products shall be purchased at the Price calculated as described in the Pricing section. If Products are returned to the Manufacturers, you will pay any re-stocking charges and freight incurred. If Products are sold to or picked up by a third party, you guarantee payment for such Products. If disposition of the Proprietary Products is not made within these time periods, we may, after requesting direction from you, dispose of or destroy them as necessary and, with provision of written proof of such disposition/destruction, invoice you for the Cost of the Products. We will not sell or provide Cosi Label or Formula Product to others without written authority from you.
13.	Invoicing and Payment Terms.
13.1.	Each Unit will be provided with an invoice at the time of delivery. The invoice will serve as the receiving document to aid the Unit’s personnel to check in the shipment. Our driver will be empowered to adjust the invoice for shipping errors discovered at the time of delivery or for Product rejected at the time of delivery and returned to us.

13.2.	The terms for your payments must not exceed the number of days specified in the Schedule. Terms are measured from the date of actual delivery to the date we receive your payment.

13.3.	All payments will be made via electronic funds transfer (EFT/ACH).

13.4.	The terms for payment specified in the Schedule are based on your creditworthiness. If you are in material monetary default to any Distributor hereunder and such default continues more than 20 days beyond any applicable cure period, or if a Cosi Insolvency Default (as defined in Section 17.2.5 below) continues beyond any applicable cure period, in addition to DMA’s termination rights set forth in Section 17 below, each Distributor has the right to serve notice on you: (1) describing the default with reasonable specificity; and (2) stating that the terms of payment shall be modified and made effective as specified in the notice. The modifications may include shortening payment terms, selling C.O.D., or requiring a standby letter of credit issued by a bank to secure payment. The modifications shall be effective at the time specified in the notice, unless you eliminate or cure the change in financial condition before that time, to the Distributor’s reasonable satisfaction.
14.	Key Performance Indicators.
14.1.	You and the Distributors have each stated that each can and will attain the respective Key Performance Indicators listed in the Schedule for performance by such party. The pricing and other terms of this Agreement are based on each party doing so. Each Key Performance Indicator will be calculated each calendar quarter as the average for all Units. If the Key Performance Indicators are not achieved and performed by a party, then the other party’s expectations for this program will not be realized.

14.2.	If either party fails to achieve one or more of the Key Performance Indicators for a calendar quarter, the other party will notify that party of the need to review the deficiency and will recommend remedial action.

14.3.	If the party fails to take the remedial action within 60 days after service of notice, or if any of the party’s Key Performance Indicators are not achieved in the 60 day period, then the other party has the right to terminate the Term of this Agreement as provided in the Termination section on account of such failure.
15.	Price Audit.
15.1.	You have the right to audit a Distributor’s Prices for Products once per calendar year, at your expense, as follows:

15.2.	You must notify the Distributor to be audited at least 20 business days in advance of the audit.

15.3.	You have the right to check up to 25 line items per audit, and to check one pricing period per item.

15.4.	The audit will be limited to Products purchased from the Distributor within the prior 90 days.

15.5.	The audit will consist of reviewing computer reports documenting the Cost and the Distributor’s calculation of the invoice Price. If requested, the Distributor will provide Manufacturers invoices and, where applicable, freight invoices. If any of the documents have been submitted electronically, the Distributor will furnish printouts of the electronic versions.

15.6.	The Distributor will provide adequate workspace and have its National Account Manager or Account Executive available for the audit.

15.7.	You will not remove any of the Distributor’s documents, or copies, provided for the audit from the Distributor’s premises.

15.8.	Reimbursement of overcharges and billing and payment for undercharges identified during the audit will be processed promptly.

15.9.	If you request a third party to be present during the audit, the third party will sign a Confidentiality Agreement, in a form reasonably requested by the Distributor.

15.10.	Due to the extensive time and complexity associated with an audit, we cannot permit computer generated price matching or electronic price audits by you or on your behalf by a third party.

15.11.	In addition, the parties will work together to develop an efficient price verification system that eliminates the need for on site audits.
16.	Credit and Collection.
16.1.	Your continuing creditworthiness is of central importance to us. In order for us to analyze and determine your creditworthiness and financial condition, you agree to furnish us with a completed credit application using our forms. We acknowledge and agree that for so long as you are a corporation whose stock is publicly traded on a national stock exchange, we will have access to your financial statements that are publicly filed with the Securities and Exchange Commission (“SEC”) and available on your website at www.getcosi.com. You agree to furnish to us such other documents as we reasonably request, both before deliveries begin, and also at any time thereafter. Any of the Units which you do not own or manage (i.e. franchisees)

shall be required to provide quarterly and year-end financial statements and such other documents as we reasonably request. Credit determinations and the other actions described in this Credit and Collection section will be made independently by each Distributor.

16.2.	If this Agreement was signed prior to receiving completed credit applications from you, then: (1) the payment terms in the Schedule may be amended by DMA immediately upon notice to you; and (2) this Agreement is not binding upon DMA or the Distributors if DMA notifies you that your credit application has been rejected by one or more Distributors, stating the reason(s) with sufficient specifity. Either of such notices must be served within 15 days after DMA receives your completed credit applications.

16.3.	Any invoices not paid when due shall bear interest at the rate regularly charged on unpaid accounts by the Distributor issuing the invoice, but not in excess of the rate permitted by law. The rate used will be the prime lending rate as published in the Wall Street Journal.

16.4.	Omitted.

16.5.	If you fail to make a payment when due, we have the right to stop delivery of Products to you if the failure continues beyond any applicable cure period set forth in Section 17.2 below.

16.6.	Intentionally omitted.

16.7.	If we have reason to believe, in our sole discretion, that you are or are about to become insolvent, we have the right to take any action provided by law, and also the rights, with or without notice, to: (1) withhold delivery of Products; (2) stop delivery of Products in transit; (3) reclaim Products delivered to you while insolvent, as permitted by law; (4) immediately change payment terms to C.O.D., or (5) require a bank standby letter of credit as security.

16.8.	In the event of a Cosi Insolvency Default, we have the right, as permitted by law, to stop deliveries immediately.

16.9.	You will reimburse us upon demand for all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in collecting any amounts due to us (whether in a trial, appellate, or bankruptcy court), or in enforcing our rights under this Agreement.

16.10.	This Agreement may cover sales of perishable agricultural commodities as those terms are defined by federal law. All fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining, or steam blanching are generally considered perishable agricultural commodities. All perishable agricultural commodities sold under this Agreement are sold subject to the statutory trust authorized by section 5(c) of the Perishable Agricultural Commodities Act of 1930 (7 U.S.C. 499e(c)). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities, and any receivables or proceeds from the sale of these commodities until full payment is received.
17.	Termination.
17.1.	You have the right to terminate the Term of this Agreement if any of the following occurs:

17.1.1.	You serve a notice to terminate for convenience and without cause upon DMA, which specifies an effective date of termination at least 60 days after our receipt of service of the notice.

17.1.2.	DMA or the Distributors are in material breach of this Agreement, after the lapse of the cure period described in the General section.

17.1.3.	DMA files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy that is not dismissed within forty-five (45) days, seeks or has appointed a trustee, receiver or custodian for the protection of its assets, admits in writing an inability to pay its bills, or files a petition or other action for liquidation, winding-up, dissolution, reorganization or the like.

17.1.4.	Either (1) the Distributors have failed to take the remedial action specified in a notice served upon the Distributors as required in the Key Performance Indicators section, within 60 days after service of the notice; (2) any of the Key Performance Indicators to be performed by the Distributors are not achieved within 60 days after service of the notice); or (3) both of the foregoing occur. In such case, you have the right to terminate by a second notice served on DMA and the Distributors, which specifies an effective date of termination at least 30 days after service of the second notice.
17.2.	DMA has the right to terminate the Term of this Agreement if any of the following occurs:
17.2.1.	DMA serves a notice to terminate for convenience and without cause upon you, which specifies an effective date of termination at least 60 days after your receipt of service of the notice.

17.2.2.	You fail to make payments at the times required under this Agreement, and the failure continues for more than 10 business days after service of a written notice from DMA.

17.2.3.	You are in material breach (for other than payment) of this Agreement, after the lapse of the cure period described in the General section.

17.2.4.	Either (1) you have failed to take the remedial action specified in a notice served upon you as required in the Key Performance Indicators section, within 60 days after service of the notice; (2) any of the Key Performance Indicators to be performed by you are not achieved within 60 days after service of the notice); or (3) both of the foregoing occur. In such case, DMA has the right to terminate by a second notice served upon you, which specifies an effective date of termination at least 30 days after service of the second notice.

17.2.5.	Immediately upon notice to you if there is a material adverse change in your financial condition, determined in DMA’s sole discretion; or DMA becomes aware of any events or conditions that, in DMA’s sole discretion, materially affects your ability to meet your financial obligations when due.

17.2.6.	You file a voluntary petition in bankruptcy, have filed against you an involuntary petition in bankruptcy that is not dismissed within forty-five (45) days, seek or have appointed a trustee, receiver or custodian for the protection of your assets, admit in writing an inability to pay your bills, or file a petition or other action for liquidation, winding-up, dissolution, reorganization or the like (“Cosi Insolvency Default”).
17.3.	Upon termination, you will purchase any remaining inventory of the Proprietary Products from all of our distribution centers as follows.

17.3.1.	You will notify us within 5 days after termination which Proprietary Products will be purchased F.O.B. our distribution centers, and which Proprietary Products are to be delivered to you, a successor distributor, or a third party.

17.3.2.	Any Proprietary Products purchased F.O.B. our distribution centers will be purchased at a price equal to the Cost of the Products.

17.3.3.	Any Proprietary Products delivered to you or a third party will be purchased at the Price of the Products calculated as described in the Pricing section.

17.3.4.	You will purchase all perishable Proprietary Products within 7 days after the effective date of termination and all frozen and dry Proprietary Products within 15 days after the effective date of termination.

17.3.5.	Our invoices for the Proprietary Products will be paid for by you, the successor distributor, or the third party within 14 days after the pick-up or delivery of the Products. You guarantee payment for any Proprietary Products purchased by a successor distributor or a third party.

17.3.6.	If the Proprietary Products are not purchased within the time periods listed above, we have the right to dispose of such Products as necessary and you will pay the Price for the Products as stated above.
17.4.	Upon termination, all invoices (except those for our remaining inventory of Proprietary Products) will be due and payable at the earlier of: (1) the date specified in the Schedule; or (2) the 14th day after the last day of shipment.

17.5.	Termination of any Distributor from membership in DMA does not terminate the Term of or alter this Agreement. In such case, DMA will use commercially reasonable efforts to solicit the remaining Distributors, other DMA distributors not a party to this Agreement, or other distributors in the area to fulfill the terminated Distributor’s service obligations to you. If DMA is unable to procure a distributor to fulfill the terminated Distributor’s service obligations, then your sole remedy against DMA or any Distributor is to terminate the Term of this Agreement for convenience and without cause as specified in the Termination section. If this action is taken, DMA will continue service for 90 days to allow for the transition to a new distributor.
18.	Warranties.
18.1.	We assign to you all of our rights against the Manufacturers of the Products under the warranties (if any) we receive from them, to the extent the rights are assignable. We will cooperate with you in the enforcement of any such warranties, so long as there is no additional cost to us.

18.2.	We do not make any warranties with respect to the Products via any document, oral, written, or electronic communication, or sample. We disclaim all warranties, express or implied, including any warranties of merchantability or fitness for a particular purpose, or arising as a result of custom or usage in the trade or by course of dealing with regard to the Products.
Indemnification and Claim Limitations.
19.	You indemnify DMA and Distributors, their parent and affiliated companies, and the officers, directors, employees, and successors and assigns of the foregoing, from any loss, damage, or expense (including reasonable attorneys’ fees), arising out of or related to: (1) any breach of a warranty or representation made by you under this Agreement; (2) any breach in the performance of your obligations under this Agreement; (3) your negligence in the performance of your obligations under this Agreement (to the extent not caused by or contributed to by our negligence or the negligence of any one or more of the Distributors); or (4) any actions or omissions by you (or by any Unit) concerning or related to the Products, including negligence or reckless conduct, storage, handling, or preparation of the Products, additions or modifications to the Products, or use of the Products.
19.1.	You will notify us, within 48 hours after receiving notice of its occurrence, of any illness, sickness, accident, or malfunction involving any Products which results in injury to or death of persons, or damage to property, or the loss of its use. You will cooperate fully with us in investigating and determining the cause of any such event.

19.2.	Neither DMA nor the Distributors are liable under this Agreement or otherwise for any loss, damage, or expense incurred by you which: (1) arises from or relates to a Product which you require us to stock, so long as neither DMA nor the Distributors caused or contributed to the loss, damage, or expense in the storage and handling of the Product; (2) are expressly disclaimed in this Agreement; (3) arises from or relates to the handling, preparation, or use of a Product after delivery; or (4) to the extent caused by any breach in your performance of this Agreement, any breach of your warranties under this Agreement, or your negligence (or the negligence of any Unit ).

19.3.	You must give us notice of any breach at the affected Distributor’s home office, within 30 days after you discover the breach or should have discovered the breach using reasonable care, and if no such notice is given, you waive the right to assert such matters.

19.4.	Neither DMA nor the Distributors are liable for payment of any consequential, incidental, indirect, punitive, special or tort damages of any kind, including any loss of profits. The limitations on the liability of DMA and the Distributors contained in this Agreement apply regardless of whether the form of the claim against them is based on contract, negligence, strict liability, or tort law.

19.5.	We agree to and shall indemnify you, your affiliates and subsidiaries, and your and their respective officers, directors, managers, members, stockholders, employees, and successors and assigns, from any loss, damage, or expense (including reasonable attorneys’ fees), arising out of or related to: (1) any breach of a warranty or representation made by us under this Agreement; (2) any breach in the performance of our obligations under this Agreement; (3) our negligence in the performance of our obligations under this Agreement (to the extent not caused by or contributed to by your negligence); or (4) any actions or omissions by us concerning or related to our obligations under this Agreement. We will notify you, within 48 hours after receiving notice of its occurrence, of any occurrence, of such claim for indemnification hereunder. We will cooperate fully with you in investigating and determining the cause of any such event.

19.6.	In no event will you be liable to us or any Distributors for payment of any consequential, incidental, indirect, punitive, special or tort damages of any kind, including any loss of profits. The limitations on your liability contained in this Agreement apply regardless of whether the form of the claim against you is based on contract, negligence, strict liability or tort law.

19.7.	The foregoing indemnification obligations and claim limitations shall survive the termination of the Term or expiration of this Agreement.

20.	Confidentiality.
20.1.	Each party acknowledges that the contracts, financial reports, plans, statements, data, documents, computer media, samples, product specifications, prices, expansion or closing plans for new or existing Units, or other information received from other parties under this Agreement may comprise in whole or part trade secrets that are not generally known to the public, proprietary to the disclosing party, and protectable by law.

20.2.	The receiving party agrees that: (1) the trade secrets shall be disclosed only to the receiving party’s employees and agents on a “need-to-know” basis after agreeing to be bound by confidentiality obligations no less stringent than those set forth herein; (2) the receiving party will take reasonable measures to prevent disclosure of the trade secrets to any other persons; and (3) the receiving party will return or destroy any information containing the trade secrets after the receiving party’s need for the information ends, or upon demand of the disclosing party.

20.3.	The receiving party agrees to use the trade secrets only in the course of performing its obligations under this Agreement, and not to conduct or for the benefit of the receiving party’s other business operations.
21.	Distributor Liability.
21.1.	DMA warrants and represents to you that DMA is authorized to and does bind the Distributors to this Agreement by DMA’s signature below.

21.2.	Each Distributor will be severally liable for its respective service obligations and for Products sold to the Units which it services. Notwithstanding anything to the contrary in this Agreement, no Distributor is liable for service obligations or Products sold to Units which it does not service. Each Distributor is responsible for its own credit determination and for collection of its invoices. This Agreement shall not create joint liability or joint and several liability among Distributors, or among Distributors and DMA. No Distributor is the agent for, or authorized to obligate, any other Distributor. The Distributors are independent contractors and not partners or joint venturers with each other or with you. DMA is only liable for obligations which it specifically agrees to undertake in this Agreement.

21.3.	You are obligated for payment of purchases of Products solely to the Distributor which has delivered the Products to you.
22.	Force Majeure. No party is liable for any loss, damage, or expense from any delay in delivery or failure of performance due to any cause beyond the party’s control, including fire or other casualty; strike or labor difficulty; accident; war conditions; riot or civil commotion; terrorism; government regulation or restriction; shortages in transportation, power, labor or material; freight embargo; default of supplier; or events which render performance commercially impracticable or impossible. This section does not relieve a party from any obligation to pay money or issue credits when due.

23.	Contract Interpretation.

23.1.	You and we acknowledge that your home office, your Units, DMA’s home office, our Distributors, and our distribution centers are situated in many different States. To simplify interpretation of this Agreement, the Uniform Commercial Code (most recent version adopted by the National Conference of Commissioners on Uniform State Laws) shall apply to this Agreement, and for any remaining matters not determined by such Code, Illinois law (without reference to its choice of law rules) shall apply.

23.2.	The terms of this Agreement shall govern over any other conflicting, different, or additional terms in your purchase order, acceptance, or other form. We object to such terms, and they are not binding on us. If you use such a form, the form shall be used for convenience only, and shall evidence your unconditional agreement to the terms of this Agreement.

23.3.	The examples given in this Agreement are for illustrative purposes only and are not necessarily indicative of actual or predicted results.
24.	General.
24.1.	No party is in breach of this Agreement unless the non-breaching party has given notice to the breaching party describing the breach in reasonable detail, and the breaching party has failed to cure the breach within 30 days after service of the notice (or if the breach cannot reasonably be cured within that period, the breaching party has failed to diligently begin to cure the breach within that period). This sub-section shall not apply to breaches consisting of the obligation to pay money or issue credits when due.

24.2.	A failure to make payment to or other breach committed against a Distributor or DMA shall be considered a failure to make payment to or other breach committed against all Distributors and DMA.

24.3.	Any action or suit against DMA or any Distributors or Customer in any way arising from or related to this Agreement or the Products must be commenced within one year after the cause of action has accrued, and may be filed in the state or federal courts located within Illinois. DMA and Customer each consents to non-exclusive jurisdiction and venue in such courts. In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement for all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred or suffered by such party in connection with any such action or proceeding.

24.4.	The words “including” and “includes” as used in this Agreement mean “including, without limitation” or “includes, without limitation”, respectively.

24.5.	Our obligations under this Agreement are extended to you only, and shall not inure to the benefit of or form the basis of a claim by any purchaser of the Products or other party. Neither you nor DMA will assign this Agreement without the other’s consent, which shall not be unreasonably withheld, delayed, or conditioned.

24.6.	All previous oral, written, or electronic communications between you, DMA, and the Distributors for the sale of the Products to the Units are superseded by this Agreement. This Agreement is the final, complete, and exclusive expression of the agreement between you, DMA, and the Distributors for the sale of the Products to the

Units. This Agreement may be amended only with the consent of you and DMA, except as stated otherwise.

24.7.	The remedies provided in this Agreement are cumulative. The exercise of any right or remedy under this Agreement shall be without prejudice to the right to exercise any other right or remedy in this Agreement, by law, or in equity.

24.8.	The invalidity of any part of this Agreement shall not invalidate any other part and, except for the invalid part, the rest of this Agreement shall remain effective. No waiver of performance shall be valid without consent of the party entitled to the performance. No waiver of a specific action shall be construed as a waiver of future performance.

24.9.	Any notice, consent, demand or other submission required under this Agreement shall be in writing and delivered to the parties at the addresses set forth in the Schedule, or at any addresses they designate. Service shall be made by hand delivery, by recognized overnight courier, by first class mail (registered or certified, return receipt requested), or (if confirmed in writing using one of the foregoing methods) by facsimile or email, in each case prepaid. All such communications shall be effective when (a) upon delivery (or attempted delivery) if served by hand delivery; (b) the next business day if served by overnight courier; (c) three (3) business days after deposit in the U. S. Mail if sent by first class mail (registered or certified), and (d) the day sent if sent by 2:00 p.m. local time, or the next business day if sent after 2:00 p.m. local time, if sent by email or facsimile (if confirmed in writing using one of the foregoing methods). If a party (the “non-breaching party”) gives a notice of failure to make payment or other breach to the other party (the “breaching party”) which remains uncured, and the breaching party commits one or more additional failures to make payment or other breaches, then the non-breaching party is not required to serve additional notices on the breaching party in order to take any action permitted under this Agreement.
Accepted and agreed to:

Distribution Market Advantage, Inc.	Così, Inc.

/s/ ROBERT J. SALA	/s/ PAUL SEIDMAN

By Robert J. Sala	By Paul Seidman

Its President	Its Vice President of Food & Beverage
Units under Così Foodservice Distribution Agreement

Unit Name	Unit Location